Exhibit 99.1

Navarre Appoints Terry J. Tuttle as Chief Financial Officer

MINNEAPOLIS, MN – June 24, 2013 – Navarre Corp. (NASDAQ: NAVR), a vertically integrated, multi-channel platform of e-commerce services and distribution solutions, has appointed Terry J. Tuttle as chief financial officer.

Terry joins Navarre after serving as a partner in the accounting firm of Weston & Tuttle. He previously served as COO of one of the nation’s largest children’s book publishers, Troll Communications, where he was responsible for all financial and operational divisions of the company. Prior to Troll, Tuttle served as CFO of bicycle helmet maker, Bell Sports. He has also served in various senior financial positions for two NYSE companies, as well as CFO of McMullen Argus Publishing (a division of PRIMEDIA) and vice president of finance for The Petersen Companies. Tuttle is a licensed CPA and earned his Bachelor of Science degree in accounting from Brigham Young University.

“Terry brings to Navarre exceptional financial leadership, which I have been fortunate to observe firsthand when we both held senior executive positions at Troll Communications, Bell Sports and Petersen Publishing,” said Richard Willis, president and CEO of Navarre. “He has extensive experience across both public and private consumer companies and demonstrated his management abilities in a variety of high-level financial and operational roles. Terry has the full confidence of our board, and he shares our vision of growing Navarre into a highly profitable, full-service e-commerce platform that provides meaningful returns to our shareholders.”

Tuttle will succeed Diane Lapp, who is resigning due to the upcoming relocation of Navarre’s corporate headquarters from Minneapolis to Dallas. To provide for a smooth transition, Lapp will remain involved with the company through the filing of its Form 10-Q in connection with its first fiscal quarter ending June 30, which is expected in early August.

“We thank Diane for her strong leadership and significant contributions to Navarre over the last 10 years,” continued Willis. “She has been a trusted partner who earned the respect of our board of directors, shareholders and associates. We wish her the very best in her future endeavors.”

About Navarre Corporation

Founded in 1983, Navarre® provides a vertically integrated, multi-channel platform of e-commerce services and distribution solutions to retailers and manufacturers. The company uniquely offers retail distribution programs, web site development and hosting, customer care, e-commerce fulfillment, and third party logistics services. For additional information, please visit the company's websites at www.Navarre.com and www.SpeedFC.com.

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